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Exhibit 5.1

January 13, 2004

Guess?, Inc.
1444 S. Alameda Street
Los Angeles, California 90021

  Re:
  Registration of 5,700,000 shares of Common Stock of Guess?, Inc.

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-3 of Guess?, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 for sale by the selling stockholders named therein of up to 5,700,000 shares of Common Stock, par value $.01 per share, of the Company (the "Securities").

        In our capacity as counsel to the Company, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the Company's Certificate of Incorporation and bylaws and the Company's stock ledger at all relevant times (the "Reviewed Documents"). We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, and that the Securities were originally issued by the Company pursuant to the Reviewed Documents.

        On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, we are of the opinion that the Securities are validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

                          Respectfully submitted,

                          /s/ O'Melveny & Myers LLP

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  Exhibit 5.1